Exhibit 99.1

Contact: Leah Stearns

Vice President, Investor Relations and Treasurer

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES PROPOSED PUBLIC OFFERING OF MANDATORY CONVERTIBLE PREFERRED STOCK

Boston, Massachusetts – May 5, 2014: American Tower Corporation (NYSE: AMT) (the “Company”) today announced that it intends to offer 4,250,000 shares of its Mandatory Convertible Preferred Stock, Series A in a registered public offering, subject to market and other conditions. The Company intends to use the net proceeds from this offering to fund recent acquisitions, including Richland Properties LLC and other related entities (“Richland”), initially funded by indebtedness incurred under its multi-currency $2.0 billion senior unsecured revolving credit facility. The remainder of the proceeds will be used for general corporate purposes. The Company intends to grant the underwriters the option to purchase an additional 637,500 shares of its Mandatory Convertible Preferred Stock.

Goldman, Sachs & Co., BofA Merrill Lynch, Barclays Capital Inc. and J.P. Morgan Securities LLC are the joint book-running managers for the offering.

This press release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering will be made only by means of a prospectus and related prospectus supplement, which may be obtained by visiting the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, you may request these documents by contacting Goldman, Sachs & Co. at 1-866-471-2526, BofA Merrill Lynch at dg.prospectus_requests@baml.com, Barclays Capital Inc. at 1-888-603-5847 and J.P. Morgan Securities LLC at 1-866-803-9204.

About American Tower

American Tower is a leading independent owner, operator and developer of wireless and broadcast communications real estate. American Tower currently owns and operates approximately 68,000 communications sites in the United States, Brazil, Chile, Colombia, Costa Rica, Germany, Ghana, India, Mexico, Panama, Peru, South Africa and Uganda.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. The Company has based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s ability to complete the offering and the Company’s anticipated use of proceeds from the offering. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include prevailing market conditions and other factors. For more information about potential risk factors that could affect the Company and its results, we refer you to the information contained in the prospectus supplement for this offering and Item 1A of the Form 10-Q for the quarter ended March 31, 2014 under the caption “Risk Factors” and in other filings the Company makes with the Securities and Exchange Commission. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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